Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-273518) pertaining to the SharkNinja, Inc. 2023 Equity Incentive Plan and the SharkNinja, Inc. 2023 Employee Share Purchase Plan of SharkNinja, Inc. of our reports dated March 31, 2025, with respect to the consolidated financial statements of SharkNinja, Inc., and the effectiveness of internal control over financial reporting of SharkNinja, Inc., included in this Annual Report (Form 20-F) for the year ended December 31, 2024.

/s/ Ernst & Young LLP
Boston, Massachusetts
March 31, 2025